Exhibit 2.1

Execution Version

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2016 (this “Amendment”), is entered into by and among Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”), New Everett Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Everett (“New Merger Sub”), Computer Sciences Corporation, a Nevada corporation (“Chicago”), and Everett Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Chicago (“Old Merger Sub”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement (as defined below).

RECITALS

WHEREAS, Houston, Chicago, Everett and Old Merger Sub entered into an Agreement and Plan of Merger, dated as of May 24, 2016 (the “Original Agreement”); and

WHEREAS, in accordance with Section 2.7 of the Original Agreement, the parties hereto desire to amend the Original Agreement to give effect to the Alternative Transaction Structure.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.            Amendment to the Merger Agreement.  The Original Agreement is hereby amended as follows:

a.             Article I of the Merger Agreement.

i.                              Article I of the Original Agreement is hereby supplemented by adding the following definitions: (A) “Chicago Entities” means Chicago and its Subsidiaries; (B) “NASDAQ” means The NASDAQ Global Market; (C) “New Merger Sub” means New Everett Merger Sub Inc., a Nevada corporation; (D) “New Merger Sub Common Stock” means the common stock, par value $0.01 per share, of New Merger Sub; (E) “Original Agreement” means the Agreement and Plan of Merger, dated as of May 24, 2016, by and among Houston, Everett, Chicago and Merger Sub prior to the execution of the First Amendment to the Agreement and Plan of Merger, dated as of November 2, 2016, by and among Houston, Everett, New Merger Sub, Chicago and Merger Sub; (F) “knowledge” of New Merger Sub means the actual knowledge of the persons set forth in Section 1.1(d)(ii) of the Everett Disclosure Schedule; and (G) “Stock Exchange” means the NYSE or NASDAQ, as determined by Chicago, after consultation with Houston, as the location of the primary listing of Everett Common Stock.

ii.                          The following definitions in Article I of the Original Agreement are each hereby amended and restated as follows: (A) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise, provided that for the avoidance of doubt, following the Effective Time the Chicago Entities shall be deemed controlled Affiliates of Everett; (B) “Chicago Subsidiaries” means all direct and indirect Subsidiaries of Chicago; and (C) “Everett Subsidiaries” means all direct and indirect Subsidiaries of Everett, after giving effect to the Reorganization, but prior to giving effect to the Merger.

iii.                      Clause (e) of the definition of “Tax-Free Status of the External Transactions” is amended and restated to read as follows: “(e) the qualification of the Merger as a “reorganization” (within the meaning of Section 368(a) of the Code) in which no income, gain or loss is recognized by any of Everett, New Merger Sub, Chicago or the holders of Chicago Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock).”

b.            Article II of the Merger Agreement.

i.                              Section 2.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “At the Effective Time and upon the terms and subject to the conditions of this Agreement, New Merger Sub shall be merged with and into Chicago (the “Merger”) in accordance with the applicable provisions of the NRS, the separate existence of New Merger Sub shall cease and Chicago shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of New Merger Sub in accordance with the NRS.  As a result of the Merger, Chicago shall become a wholly owned Subsidiary of Everett.  References herein to “Chicago” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS.”

ii.                          Section 2.3 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “On the Closing Date, Chicago and New Merger Sub shall file articles of merger relating to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS.  The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Secretary of State of the State of Nevada, or such later time as Chicago and Everett shall agree and specify in the Articles of Merger (such time as the Merger becomes effective being the “Effective Time”).”

iii.                      References to the certificate of incorporation and bylaws of Everett in Section 2.4(a) and (b) of the Original Agreement are hereby changed to references to the articles of incorporation and bylaws of Chicago, respectively.  Exhibit A and B to this Amendment shall replace in their entirety Exhibit B and C of the Original Agreement, respectively, such that they shall be the articles of incorporation and bylaws of the Surviving Corporation.

iv.                      The attached Exhibit C and D are hereby added to the Original Agreement as Exhibit D and E, respectively, and the following paragraphs (c) and (d) are hereby added to Section 2.4 of the Original Agreement:

“(c)                        At the Effective Time, the articles of incorporation of Everett shall be amended and restated in its entirety to read as set forth in Exhibit D to this Agreement and, as so amended and restated, shall be the articles of incorporation of Everett until thereafter duly amended in accordance with such articles of incorporation, this Agreement and applicable Law. In furtherance of the foregoing, the parties hereto agree that immediately prior to the Effective Time, Everett shall be redomesticated into a Nevada corporation pursuant to Section 266 of the DGCL and Section 92A.195 of the NRS.

(d)                 At the Effective Time, the bylaws of Everett shall be amended and restated in their entirety to read as set forth in Exhibit E to this Agreement and, as so amended and restated, shall be the bylaws of Everett until thereafter duly amended in accordance with the articles of incorporation of Everett, such bylaws, this Agreement and applicable Law.”

v.                          For purposes of Section 2.5(a) of the Original Agreement: (A) references to the “Chicago Board” hereby are deleted and replaced with references to the “Everett Board”, (B) references to “Chicago” hereby are deleted and replaced with references to “Everett” (except for the reference to “Chicago’s current director eligibility requirements”, which shall remain unchanged) and (C) references to “the NYSE” hereby are deleted and replaced with references to “the Stock Exchange”, provided, that notwithstanding the foregoing, the reference to “as well as five (5) current members of the Chicago Board, one of whom shall be Chicago’s Chairman and Chief Executive Officer” shall remain unchanged.  Furthermore, the Parties agree that, notwithstanding anything to the contrary in Section 2.5(c) of the Original Agreement, upon the Effective Time, the Chairman, President and Chief Executive Officer of Chicago immediately prior to the Merger shall cease to be the Chairman, President and Chief Executive Officer of Chicago and shall become the Chairman, President and Chief Executive Officer of Everett, and he shall determine the members of the management of Chicago and Everett following the Closing.

vi.                      Section 2.5(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “(b) The Joint Transition Committee shall approve the Houston Designated Directors and the directors designated by Chicago pursuant to Section 2.5(a), as well as the initial committee assignments of the Everett Board after the Effective Time on the basis of which candidates have the most relevant applicable experience.”

vii.                  Section 2.5(b) of the Chicago Disclosure Schedule is hereby deleted in its entirety.

viii.              Section 2.5(d) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “[Reserved.]”

ix.                      The first sentence of Section 2.5(e) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “From and after the Effective Time, the directors of the Surviving Corporation shall be as set forth on Section 2.5(e) of the Chicago Disclosure Schedule.”

x.                          The attached Exhibit E is hereby added to the Chicago Disclosure Schedule as Section 2.5(e).

xi.                      Section 2.6 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “The name of the Surviving Corporation at the Effective Time shall be “Computer Sciences Corporation”.”

xii.                  Section 2.7 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “[Reserved.]”.

c.             Article III of the Merger Agreement.

i.                              All references in Article III of the Original Agreement to “Merger Sub” and “Merger Sub Common Stock” are hereby deleted and replaced with “New Merger Sub” and “New Merger Sub Common Stock”, respectively.

ii.                          Section 3.1(a)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “Each share of Chicago Common Stock issued and outstanding as of the Effective Time (other than shares cancelled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive one share of Everett Common Stock.”

iii.                      Section 3.1(d) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “(d) If the percentage of outstanding shares of Everett Common Stock that constitute Qualified Everett Common Stock would be less than 50.1% of all Everett Common Stock outstanding immediately following the consummation of the Merger (determined (i) after giving effect to the issuance of all shares of Everett Common Stock to be issued pursuant to Section 3.1(a)(i), (ii) after giving effect to the payment of cash in lieu of fractional shares pursuant to Section 3.3(g)-(i) of the Separation and Distribution Agreement and (iii) without regard to any adjustment pursuant to this Section 3.1(d)) (the “Threshold Percentage”), then upon Houston’s election, the Everett Share Number shall be increased such that the number of shares of Everett Common Stock that constitute Qualified Everett Common

Stock equals the Threshold Percentage.  If any such increase is required, then the amount of Everett Debt distributed pursuant to Section 3.1(b)(ii) of the Separation and Distribution Agreement shall be decreased by an amount equal to the product of $34.45 multiplied by the increase in the Everett Share Number required pursuant to the true-up set forth in this Section 3.1(d); provided, however, that the preceding clause shall apply only if Houston acted in a way that caused the failure to meet the Threshold Percentage in the absence of the increase in Everett Share Number pursuant to this Section 3.1(d).”

iv.                      Each reference in Sections 3.1(a)(ii)-(iv), Section 3.1(c), Section 3.2 and Section 3.3 of the Original Agreement to (A) “Everett Common Stock” and “Everett” is hereby deleted and replaced with references to “Chicago Common Stock” and “Chicago”, respectively, (B) “Chicago Common Stock” and “Chicago” (other than the first reference in Section 3.2(a) to “Chicago”) is hereby deleted and replaced with references to “Everett Common Stock” and “Everett”, respectively and (C) “Exchange Ratio” is hereby deleted and replaced with references to  “Everett Share Number”.  Each reference in Section 3.3 of the Original Agreement to “NYSE” is hereby deleted and replaced with a reference to the “Stock Exchange”.

v.                          Section 3.2 of the Original Agreement is hereby further amended as follows: (A) the first sentence of Section 3.2(a), notwithstanding anything to the contrary in this Amendment, is hereby amended and restated to read as follows: “Prior to the Effective Time, Chicago will appoint a bank or trust company reasonably acceptable to Houston as exchange agent (the “Agent”).”; (B) the words “for the benefit of Persons who receive shares of Everett Common Stock in the Distribution and” in Section 3.2(a) are hereby deleted; and (C) the second and third sentences of Section 3.2(b) are hereby amended and restated to read in their entirety as follows: “Immediately thereafter, the Agent shall distribute the shares of Everett Common Stock into which the shares of Chicago Common Stock have been converted pursuant to the Merger.  Each Person entitled to receive Everett Common Stock in the Merger shall be entitled to receive a book-entry authorization representing the number of whole shares of Everett Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (and cash in lieu of fractional shares of Everett Common Stock, as contemplated by Section 3.3) and any dividends or distributions and other amounts pursuant to Section 3.2(c).”

d.           Article IV of the Merger Agreement.  Article IV or the Original Agreement is hereby amended as follows: (A) the reference to “Certificate” in Section 4.4 is hereby deleted and replaced with “Articles” and (B) the reference to “Delaware” and “DGCL” in Section 4.4 is hereby deleted and replaced with “Nevada” and “NRS”, respectively.

e.             Article V of the Merger Agreement.  Article V or the Original Agreement is hereby amended as follows: (A) Section 5.3, Section 5.4, Section 5.5 and Section 5.9 are hereby amended by changing all references to the entity “Everett” (other than the second reference in Section 5.3 and Section 5.4) to “each of Everett and New Merger Sub”; (B) the second reference in Section 5.4 to “Everett” is hereby deleted and replaced with “either of them”; (C) Section 5.24 is hereby amended by deleting all references to “the Chicago Registration Statement”; (D) the references in Section 5.26 to “Neither Houston nor Everett” is hereby deleted and replaced with “Neither Houston, Everett nor New Merger Sub” and (E) a new Section 5.29 is hereby added to the Original Agreement as follows: “As of the date of this Amendment (i) New Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada; (ii) New Merger Sub is a direct, wholly owned Subsidiary of Everett; (iii) the copies of the Organizational Documents of New Merger Sub, which were previously furnished or made available to Chicago, are true and complete copies of such documents; (iv) the authorized capital stock of New Merger Sub consists of 1,000 shares of Merger Sub Common Stock; (v) Everett is the sole stockholder of New Merger Sub and (vi) New Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.  As of the date of this Amendment the board of directors of New Merger Sub has adopted and approved this Agreement and declared it advisable and recommended it to its sole stockholder, and Everett (as sole stockholder of New Merger Sub) has approved this Agreement, and no additional approval of New Merger Sub stockholders after the Distribution Date will be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.  All shares of Everett Common Stock to be issued pursuant to Section 3.1(a)(i) in connection with the Merger will be duly authorized and validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or similar right.”

f.              Article VI of the Merger Agreement.  Article VI of the Original Agreement is hereby amended as follows: (A) the phrase “Chicago and Merger Sub, jointly and severally, hereby represent and warrant to Houston and Everett as follows” in the preamble of Article VI is hereby deleted and replaced with “Chicago hereby represents and warrants to Houston, Everett and New Merger Sub as follows”; (B) Section 6.3, Section 6.4, Section 6.5, and Section 6.10 are hereby amended by changing all references to “each of Chicago and Merger Sub”, “Chicago and Merger Sub”, “Chicago, Merger Sub” and “Chicago or Merger Sub” to “Chicago”; (C) Section 6.1(b) is hereby amended and restated to read in its entirety as follows: “[Reserved]”; (D) in addition to the qualifications specified therein, the representation and warranty set forth in the last sentence of Section 6.3 assumes this Amendment and the other applicable Transaction Documents to which New Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of New Merger Sub; (E) in addition to the qualifications specified therein, the representation and warranty set forth in the first sentence of Section 6.4 and Section 6.5 assumes the accuracy of the representation and warranty of New Merger Sub set forth in Section 5.29; (F) the phrase “and all shares issued in connection with the Chicago Share issuance will be” in Section 6.6(a) is hereby deleted; (G) Section 6.6(c) is hereby amended and restated to read in its entirety as follows: “[Reserved]”.; (H) Section 6.15(h) is hereby amended and restated to read in its entirety as follows: “[Reserved]”; (I) the last sentence of Section 6.22 is hereby deleted; (J) Section 6.24 of the Original Agreement is hereby amended by deleting all references to “the Chicago Registration Statement”; (K) the reference in Section 6.25 of the Original Agreement to “this Agreement” is hereby deleted and replaced with “the Original Agreement”; (L) Section 6.26 of the Original Agreement is hereby amended to change all references to “Chicago Share Issuance” to “plan of merger contemplated by this Agreement”; and (M) Section 6.27 of the Original Agreement is hereby amended and restated as follows: “The only vote of holders of Chicago capital stock required under any of the NRS, NYSE or Chicago’s Organizational Documents for the transactions contemplated by this Agreement, including the plan of merger contemplated by this Agreement, is, the affirmative vote of a majority of the outstanding shares of Chicago Common Stock (the “Chicago Shareholder Approval”).”

g.            Article VII of the Merger Agreement.

i.                              Section 7.3 of the Original Agreement is hereby amended as follows: (A) the last sentence of Section 7.3(a) and Section 7.3(b)(i)(A) of the Original Agreement is hereby amended by deleting all references to the term “Chicago” and replacing it with the term “Everett”, and Section 7.3(b)(i)(A) is further amended by deleting all references to the term “Everett” and replacing it with the term “Chicago” and deleting the reference to the term “Merger Sub” and replacing it with the term “New Merger Sub”; (B) the first Section 7.3(b)(ii)(B) of the Original Agreement is hereby amended and restated as follows: “(B) no income, gain or loss will be recognized by Houston, Everett or the holders of Houston Common Stock as a result of the Separation (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock, if any), including in connection with the receipt of the Everett Debt by Houston pursuant to the Separation and Distribution Agreement and the exchange of the Everett Debt for outstanding debt of Houston (the “Debt Exchange”); and (C) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and no income, gain or loss will be recognized by Chicago or the holders of Chicago Common Stock as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Everett Common Stock) (such opinion of Houston Tax Counsel, the “Houston Tax Opinion”).”; (C) the second Section 7.3(b)(ii)(B) of the Original Agreement is hereby deleted in its entirety; and (D) Section 7.3(e) of the Original Agreement is hereby amended by deleting all references to the words “exchanged for Chicago Common Stock” and replacing it with “distributed pursuant to the Distribution”.

ii.                          Notwithstanding anything to the contrary in the Original Agreement, the parties hereto agree that in light of the implementation of the Alternative Transaction Structure hereby, (A) no Chicago Registration Statement shall be required, (B) the Everett Registration Statement to be filed by Everett with the SEC shall consist of one or more registration statements with respect to the registration of shares of Everett Common Stock in connection with the Distribution and the issuance of the shares of Everett Common Stock that will be issued to holders of Chicago Common Stock in connection with the Merger, and the term “Everett Registration Statement” shall refer to such registration statement, as such registration statement may be amended or supplemented from time to time prior to the Distribution Date, and (C) the Everett Registration Statement shall be jointly prepared by Houston, Chicago and Everett, and will include the Proxy Statement as a prospectus.  In furtherance of the foregoing, (i) all references to the “Chicago Registration Statement” are hereby deleted from Section 7.4 of the Original Agreement, (ii) the references to “Chicago Common Stock” in Section 7.4 is changed to “Everett Common Stock” and (iii) Chicago shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Everett Registration Statement shall have become effective.

iii.                      The reference in the first sentence of Section 7.4(d) of the Original Agreement to the term “Chicago Registration Statement” is hereby deleted and replaced with the term “Everett Registration Statement”, and all references to the “Chicago Share Issuance” are hereby deleted and replaced with the term “plan of merger contemplated by this Agreement”.

iv.                      Section 7.5 of the Original Agreement is hereby amended as follows: (A) each reference to the term “Chicago” is hereby deleted and replaced with the term “Everett” and (B) each reference to the term “NYSE” is hereby deleted and replaced with the term “Stock Exchange”. Furthermore, the following sentence is added at the end of Section 7.5: “Notwithstanding anything to the contrary in this Agreement, Everett shall be responsible, and shall reimburse Houston, for any fees and expenses incurred by Houston or any of its Affiliates (other than Everett Entities) in connection with preparing, filing and processing any application for the listing on the Stock Exchange of Everett Common Stock to be distributed in the Distribution or issued in connection with the Merger (and for the avoidance of doubt such obligations shall be “Everett Liabilities” under the Separation and Distribution Agreement).”

v.                          Section 7.6(a) of the Original Agreement is hereby amended as follows: (A) the reference in sub-clause (ii) to (I) the term “Chicago” is hereby deleted and replaced with the term “Everett”; and (II) the term “Everett” is hereby deleted and replaced with the term “Chicago” and (B) the reference in the last sentence to “and Houston and Everett, on the other hand” is hereby deleted and replaced with “and Houston, Everett and New Merger Sub, on the other hand”.

vi.                      The tenth and eleventh references in Section 7.8 of the Original Agreement to the term “Chicago” are hereby deleted and replaced with the term “Everett”.

vii.                  Section 7.9(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows: “(a)  From and after the Effective Time, Everett agrees that it shall indemnify and hold harmless each present and former director, officer and employee of any Everett Entity or Chicago Entity against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that (1) in the case of the Everett Entities, Houston or any of its Subsidiaries (including the Everett Entities), as the case may be, would have been permitted under the Organizational Documents of

Everett as of the signing of the Original Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents) and (2) in the case of the Chicago Entities, that Chicago or any of its Subsidiaries, as the case may be, would have been permitted under the Organizational Documents of Chicago in effect as of the signing of the Original Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents).  Without limiting the foregoing, Everett shall cause the Everett Entities and the Chicago Entities (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Everett Entities’ and the Chicago Entities’ respective former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of Houston or any of its Subsidiaries (including the Everett Entities), in the case of the Everett Entities, or of Chicago or any of its Subsidiaries, in the case of the Chicago Entities, as applicable, in each case, as of the signing of the Original Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.”

viii.              Section 7.9(c): The reference to “Everett Entity” in section 7.9(c) is hereby deleted and replaced with the words “Everett Entity or Chicago Entity”.

ix.                      Section 7.10:  The reference to “Chicago Share Issuance” in Section 7.10(b) of the Original Agreement is deleted and hereby replaced with “plan of merger contemplated by this Agreement”.

x.                          Section 7.13 of the Original Agreement is hereby amended and restated as follows:  “Prior to the Effective Time, Chicago and Everett shall take all such steps as may be required to cause any dispositions of Chicago Common Stock (including derivative securities with respect to Chicago Common Stock) or acquisitions of Everett Common Stock (including derivative securities with respect to Everett Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chicago or Everett to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.”

xi.                      Section 7.15 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “Prior to the Effective Time, Everett will take all necessary action to authorize the issuance of up to 140,989,904 shares of Everett Common Stock (such amount, as may be increased pursuant to Section 3.1(d), the “Everett Share Number”), and immediately prior to the Effective Time the number of outstanding shares of Everett Common Stock shall not exceed the Everett Share Number.  Each of Houston and Everett shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement.”

xii.                  Section 7.20 of the Original Agreement is amended by adding the following at the end thereof: “Everett shall cause New Merger Sub to perform all its obligations under this Agreement.”

xiii.              The Parties agree that immediately following the Effective Time all obligations of Chicago pursuant to Section 7.19 and Section 7.22(b) of the Original Agreement shall become the joint and several obligations of Everett and Chicago.

xiv.              Section 7.23 of the Original Agreements is hereby amended as follows: the reference to the term “Exchange Offer” in the second sentence of Section 7.23(c) is hereby deleted and replaced with the term “Debt Exchange”.

h.            Article VIII of the Merger Agreement.  Section 8.1 of the Original Agreement is hereby amended as follows: (A) Section 8.1(c) of the Original Agreement is hereby amended by (I) deleting the words “the Chicago Registration Statement and”; (II) deleting the words “Chicago Common Stock” and replacing them with “Everett Common Stock”, and (III) deleting “the NYSE” and replacing it with “a nationally recognized securities exchange”; and (B) Section 8.1(d) of the Original Agreement is hereby amended by deleting the phrase “and the rules and regulations of the NYSE”.

i.                Article X of the Merger Agreement.  Section 10.4(a) of the Original Agreement is hereby amended by inserting the following at the end of the first sentence thereof: “except to the extent that the Laws of the State of Nevada are mandatorily applicable to the Merger.”

2.            Merger Agreement Confirmed.  Unless specifically altered by this Amendment, the Merger Agreement remains unchanged and shall continue in full force and effect.

3.            One-Step Spin Off.  Houston hereby agrees that it will effect the One Step Spin-Off in lieu of the Exchange Offer/Clean-Up Spin Off.

4.            Separation and Distribution Agreement.  Everett and Houston agree that concurrently with the execution hereof Houston and Everett shall execute an amendment to the Separation and Distribution Agreement in the form attached as Exhibit F hereto.  Chicago hereby agrees to the execution of such amendment.

5.            Miscellaneous.  The provisions of Section 10.4 and 10.6 of the Original Agreement shall apply to this Amendment mutatis mutandis.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Authorized Signatory

COMPUTER SCIENCES CORPORATION

By:	/s/ William Deckelman
Name:	William Deckelman
Title:	Executive VP and General Counsel

EVERETT MERGER SUB INC.

By:	/s/ William Deckelman
Name:	William Deckelman
Title:	Secretary

NEW EVERETT MERGER SUB INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Authorized Signatory